Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Modine Reports Third Quarter Fiscal 2022 Results

Stronger sequential performance driven by revenue growth across major end markets and improved margins

Racine, WI – February 2, 2022 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter ended December 31, 2021.

Third Quarter Highlights:

•	Net sales of $502.2 million increased 4 percent from the prior year
•
Operating income of $79.4 million increased $188.1 million from the prior year, primarily due to impairment charges related to the Automotive segment recorded in the prior year and the reversal of a portion of those charges in the current year

•	Adjusted EBITDA of $39.3 million decreased $7.4 million from the prior year
•	Earnings per share of $1.41 and adjusted earnings per share of $0.31

“As anticipated, we demonstrated sequential quarter-over-quarter improvement in both earnings and cash flow performance, supported by higher sales volume in our Commercial and Industrial Solutions (“CIS”) and Building HVAC Systems (“BHVAC”) segments and by pricing adjustments that helped offset inflationary pressures,” said Modine President and Chief Executive Officer, Neil D. Brinker. “The CIS segment had a solid quarter with strong conversion on higher sales and a significant improvement in operating earnings. The transformation of Modine is well underway, and we are implementing plans to accelerate growth in those areas of the business with the greatest profitability and growth drivers. Those plans include the comprehensive implementation of 80/20 principles across the enterprise and the simplification of our operating structure to create a more focused organization. Simultaneously, we are improving the margin profile in areas that do not currently meet our return targets by reprioritizing resources and capital away from non-strategic business across our product portfolio.”

Financial Results

Net sales increased 4 percent in the third quarter to $502.2 million, compared with $484.3 million in the prior year. The increase was driven by market-related volume improvements and favorable pricing adjustments in response to raw material price increases in the CIS, BHVAC and Heavy Duty Equipment (“HDE”) segments, but was partially offset by a $41.5 million sales decrease in the Automotive segment, which was impacted by the sale of the air-cooled business in the first quarter of fiscal 2022 and the ongoing semiconductor shortages.

Gross profit decreased 10 percent in the third quarter to $74.6 million and gross margin decreased by 220 basis points to 14.9 percent, primarily driven by higher material prices, including underlying metal prices and related premiums, fabrication, freight and packaging costs, compared to the prior year.  The higher material prices were partially offset by improved operating efficiencies.

Selling, general and administrative (“SG&A”) expenses were $50.3 million in the third quarter, which was $5.8 million lower than the prior year. This decrease was primarily driven by lower automotive exit strategy costs and lower compensation-related expenses, primarily due to lower incentive compensation expenses, as compared to the prior year.

Operating income in the third quarter was $79.4 million, compared to an operating loss of $108.7 million in the prior year. This improvement was driven primarily by $134.4 million of impairment charges recorded in the prior year and the partial reversal of those charges in the current year. During the third quarter of fiscal 2022, the Company reversed $57.2 million of impairment charges and recorded restructuring expenses, strategic reorganization costs and automotive exit strategy costs totaling $3.3 million.  Excluding these items, as well as depreciation and amortization expense, adjusted EBITDA of $39.3 million decreased $7.4 million, or 16 percent, compared with $46.7 million in the prior year.

Earnings per share was $1.41 in the third quarter, compared with a loss per share of $3.81 in the third quarter last year.  This improvement was primarily due to the significant impairment charges recorded in the prior year and the reversal of a portion of those charges in the current year.  Adjusted earnings per share was $0.31 in the third quarter, compared with adjusted earnings per share of $0.28 in the third quarter last year.

Third Quarter Segment Review

•
BHVAC segment sales were $90.6 million, compared with $73.7 million one year ago, an increase of 23 percent. This increase was driven primarily by higher sales to data center and commercial HVAC customers. The higher commercial HVAC sales were driven by higher sales of ventilation and heating products. The segment reported gross margin of 30.3 percent, which was 420 basis points lower than the prior year, primarily due to higher material prices and labor costs.  The segment reported operating income of $14.4 million, a 3 percent decrease from the prior year. Adjusted EBITDA for the BHVAC segment was $15.8 million, a decrease of $0.5 million from the prior year.

•
CIS segment sales were $148.6 million, compared with $124.9 million one year ago, an increase of 19 percent. This increase was driven by higher sales to commercial HVAC and refrigeration customers and favorable pricing adjustments in response to raw material price increases. The segment reported gross margin of 11.9 percent, up 160 basis points compared with the prior year, primarily due to the positive impact of increased sales volume and operational efficiencies, partially offset by the impact of higher material costs. The segment reported operating income of $3.4 million, a $4.1 million improvement from the prior year, primarily due to higher gross profit on increased sales. Adjusted EBITDA for the CIS segment was $10.1 million, an increase of $4.7 million from the prior year.

•
HDE segment sales were $200.8 million, compared with $185.6 million one year ago, an increase of 8 percent.  This increase was driven by higher sales to off-highway and commercial vehicle customers.  The segment reported gross margin of 11.1 percent, down 290 basis points from the prior year. This decrease was primarily driven by higher material prices in excess of contractual pricing adjustments along with higher freight, packaging and surcharges.  The segment reported operating income of $10.3 million, a $2.5 million decrease compared to the prior year. This decrease was primarily due to lower gross profit, partially offset by lower SG&A expense as compared to the prior year. Adjusted EBITDA for the HDE segment was $16.1 million, a decrease of $3.6 million from the prior year.

•
Automotive segment sales were $72.4 million, compared with $113.9 million one year ago, a decrease of 36 percent. This decrease was driven in part by the sale of the air-cooled automotive business earlier this fiscal year and by the impact of the ongoing semiconductor shortage on automotive production volumes.  The segment reported gross margin of 10.4 percent, down 570 basis points compared with the prior year, primarily due to lower sales volume. The segment reported operating income of $55.0 million, an improvement of $179.9 million from the prior year.  Operating income in the prior year was negatively impacted by $134.4 million of impairment charges related to the portion of the Automotive segment that had been classified as held for sale, and the current year benefited by $57.2 million from the reversal of a portion of those charges.  Adjusted EBITDA for the Automotive segment was a loss of $0.8 million, compared with adjusted EBITDA of $12.3 million in the prior year.

Balance Sheet & Liquidity

Net cash provided by operating activities for the nine months ended December 31, 2021 was $7.4 million, a decrease of $139.1 million compared to the same period in the prior year. Free cash flow for the nine months ended December 31, 2021 was a use of $23.3 million, down $146.1 million from the prior year, primarily resulting from unfavorable net changes in working capital and higher capital expenditures as compared to the prior year.  Higher inventory balances resulted from increased raw material prices and strategic safety stock builds in connection with supply chain challenges. In addition, free cash flow was unusually strong in the first nine months of the prior year due to the deferral of certain cash payments in an effort to conserve cash in response to the COVID-19 pandemic, including the purchase of certain program-related equipment and tooling. Cash payments for restructuring activities, automotive exit strategy costs, and strategic reorganization costs during the first nine months of fiscal 2022 totaled $12.1 million.

Total debt was $390.6 million as of December 31, 2021. Cash and cash equivalents at the end of the third quarter were $61.1 million. Net debt was $329.5 million as of December 31, 2021, an increase of $32.8 million from the end of fiscal 2021.

Outlook

“Overall, demand remains strong across most of our end markets, but the challenging supply chain environment has not abated,” said Brinker. “We will remain diligent in addressing inflationary pressures with further commercial actions as well as broader restructuring initiatives to reduce costs. Similarly, we are aggressively addressing supply chain challenges around the globe to strengthen our customer and supplier relationships. The plans we are implementing today will provide benefits in our fourth fiscal quarter and beyond.”

Based on current exchange rates and market outlook, Modine reaffirmed its outlook for fiscal 2022:

•	Full fiscal year-over-year sales up 10 to 16 percent;
•	Adjusted EBITDA of $145 million to $160 million.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, February 3, 2022 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its third quarter fiscal 2022 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after February 3, 2022. A call-in replay will be available through midnight on February 8, 2022 at 800-770-2030, (international replay 647-362-9199); Conference ID#  79220. The Company will post a transcript of the call on its website on or after February 8, 2022.

About Modine

Modine, with fiscal 2021 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: BHVAC, CIS, HDE, and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2021 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2021 and September 30, 2021. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our 80/20 strategy; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases or decreases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, inflation, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), supply chain disruptions and supplier constraints, including semiconductor shortages and logistic and transportation challenges, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; Modine’s ability to recruit and maintain talent in managerial, leadership, operational and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted EBITDA, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the Company’s overall financial performance and liquidity.  The Company believes these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted EBITDA

Net earnings excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses, other income and expense, restructuring expenses, impairment charges, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, strategic reorganization costs, and certain other gains or charges.  The Company believes that adjusted EBITDA provides a relevant measure of profitability and earnings power.  The Company views this financial metric as being useful to assess operating performance from period to period by excluding certain items that it believes are not representative of its core business.  Adjusted EBITDA, when calculated for the business segments, is defined as GAAP operating income excluding depreciation and amortization expenses, restructuring expenses, impairment charges or reversals, and certain other gains or charges.

Definition – Adjusted earnings per share

Diluted earnings per share plus restructuring expenses, impairment charges or reversals, costs associated with the review of strategic alternatives for the Automotive segment’s business operations, strategic reorganization costs, and excluding changes in income tax valuation allowances and certain other gains or charges.  Adjusted earnings per share is an overall performance measure, not including non-cash impairment charges, costs associated with restructuring activities and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the Company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Forward-looking non-GAAP financial measure

The Company’s fiscal 2022 guidance includes adjusted EBITDA, as defined above, which is a non-GAAP financial measure.  The full-year fiscal 2022 guidance for adjusted EBITDA is based upon the Company’s estimates for interest expense of approximately $15 to $16 million, a provision for income taxes of approximately $15 to $18 million, and depreciation and amortization expense of approximately $55 to $58 million.  Adjusted EBITDA also excludes certain cash and non-cash expenses or gains. These expenses and gains may be significant and include items such as restructuring expenses (including severance costs and plant consolidation and relocation expenses), costs associated with the review of strategic alternatives for the automotive business, strategic reorganization activities, impairment charges and certain other items.  These expenses and gains for the first nine months of fiscal 2022 are presented in the table on page 9.  In connection with upcoming restructuring actions, the Company expects to record approximately $20.0 million to $25.0 million of restructuring expenses during either the fourth quarter of fiscal 2022 or early in fiscal 2023.  Beyond these restructuring expenses which may be recorded during the fourth quarter, estimates of these expenses and gains for the remainder of fiscal 2022 are not available due to the low visibility and unpredictability of these items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020
Net sales	$502.2	$484.3	$1,475.7	$1,293.5
Cost of sales	427.6	401.6	1,261.6	1,083.9
Gross profit	74.6	82.7	214.1	209.6
Selling, general & administrative expenses	50.3	56.1	161.6	151.6
Restructuring expenses	2.1	0.9	3.0	7.0
Impairment charges (reversals) – net	(57.2)	134.4	(55.7)	134.4
Loss on sale of assets	-	-	6.6	-
Operating income (loss)	79.4	(108.7)	98.6	(83.4)
Interest expense	(3.8)	(4.6)	(11.8)	(15.2)
Other expense – net	(1.1)	(0.5)	(1.6)	(1.0)
Earnings (loss) before income taxes	74.5	(113.8)	85.2	(99.6)
Provision for income taxes	(0.1)	(81.6)	(7.4)	(95.3)
Net earnings (loss)	74.4	(195.4)	77.8	(194.9)
Net earnings attributable to noncontrolling interest	(0.3)	(0.3)	(1.0)	(0.8)
Net earnings (loss) attributable to Modine	$74.1	$(195.7)	$76.8	$(195.7)

Net earnings (loss) per share attributable to Modine shareholders – diluted	$1.41	$(3.81)	$1.46	$(3.82)

Weighted-average shares outstanding – diluted	52.4	51.3	52.5	51.2

Condensed consolidated balance sheets (unaudited)
(In millions)

	December 31, 2021	March 31, 2021
Assets
Cash and cash equivalents	$61.1	$37.8
Trade receivables	309.3	267.9
Inventories	278.1	195.6
Assets held for sale	-	107.6
Other current assets	53.1	35.9
Total current assets	701.6	644.8
Property, plant and equipment – net	318.1	269.9
Intangible assets – net	93.2	100.6
Goodwill	169.5	170.7
Deferred income taxes	28.9	24.5
Other noncurrent assets	70.1	66.2
Total assets	$1,381.4	$1,276.7

Liabilities and shareholders' equity
Debt due within one year	$21.8	$23.3
Accounts payable	295.4	233.9
Liabilities held for sale	-	103.3
Other current liabilities	116.9	108.7
Total current liabilities	434.1	469.2
Long-term debt	368.8	311.2
Other noncurrent liabilities	140.9	140.2
Total liabilities	943.8	920.6
Total equity	437.6	356.1
Total liabilities & equity	$1,381.4	$1,276.7

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Nine months ended December 31,
	2021	2020
Cash flows from operating activities:
Net earnings (loss)	$77.8	$(194.9)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	40.4	54.2
Impairment charges (reversals) – net	(55.7)	134.4
Loss on sale of assets	6.6	-
Stock-based compensation expense	4.7	4.2
Deferred income taxes	(4.7)	77.5
Other – net	2.0	4.7
Changes in operating assets and liabilities:
Trade accounts receivable	5.8	24.5
Inventories	(66.6)	9.9
Accounts payable	24.9	1.1
Other assets and liabilities	(27.8)	30.9
Net cash provided by operating activities	7.4	146.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(30.7)	(23.7)
Proceeds from (payments for) disposition of assets	(7.6)	0.7
Other – net	(3.4)	0.6
Net cash used for investing activities	(41.7)	(22.4)

Cash flows from financing activities:
Net increase (decrease) in debt	51.7	(119.0)
Other – net	(1.5)	(1.6)
Net cash provided by (used for) financing activities	50.2	(120.6)

Effect of exchange rate changes on cash	(0.7)	3.6

Net increase in cash, cash equivalents, restricted cash and cash held for sale	15.2	7.1

Cash, cash equivalents, restricted cash and cash held for sale - beginning of period	46.1	71.3

Cash, cash equivalents, restricted cash and cash held for sale - end of period	$61.3	$78.4

Modine Manufacturing Company
Segment operating results (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020
Net sales:
Building HVAC Systems	$90.6	$73.7	$234.7	$196.3
Commercial and Industrial Solutions	148.6	124.9	456.2	369.6
Heavy Duty Equipment	200.8	185.6	598.4	474.7
Automotive	72.4	113.9	224.0	285.9
Segment total	512.4	498.1	1,513.3	1,326.5
Corporate and eliminations	(10.2)	(13.8)	(37.6)	(33.0)
Net sales	$502.2	$484.3	$1,475.7	$1,293.5

	Three months ended December 31,				Nine months ended December 31,
	2021		2020		2021		2020
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Building HVAC Systems	$27.4	30.3%	$25.4	34.5%	$65.2	27.8%	$64.5	32.9%
Commercial and Industrial Solutions	17.7	11.9%	12.9	10.3%	56.8	12.5%	44.8	12.1%
Heavy Duty Equipment	22.2	11.1%	26.0	14.0%	63.1	10.5%	60.9	12.8%
Automotive	7.5	10.4%	18.4	16.1%	27.9	12.4%	39.8	13.9%
Segment total	74.8	14.6%	82.7	16.6%	213.0	14.1%	210.0	15.8%
Corporate and eliminations	(0.2)	-	-	-	1.1	-	(0.4)	-
Gross profit	$74.6	14.9%	$82.7	17.1%	$214.1	14.5%	$209.6	16.2%

	Three months ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020
Operating income:
Building HVAC Systems	$14.4	$14.9	$30.1	$35.6
Commercial and Industrial Solutions	3.4	(0.7)	16.7	4.4
Heavy Duty Equipment	10.3	12.8	25.0	23.6
Automotive	55.0	(124.9)	53.6	(120.7)
Segment total	83.1	(97.9)	125.4	(57.1)
Corporate and eliminations	(3.7)	(10.8)	(26.8)	(26.3)
Operating income (loss)	$79.4	$(108.7)	$98.6	$(83.4)

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020
Net earnings (loss)	$74.4	$(195.4)	$77.8	$(194.9)
Interest expense	3.8	4.6	11.8	15.2
Provision for income taxes	0.1	81.6	7.4	95.3
Depreciation and amortization expense	13.8	16.3	40.4	54.2
Other expense – net	1.1	0.5	1.6	1.0
Restructuring expenses (a)	2.1	0.9	3.0	7.0
Impairment charges (reversals) – net (b)	(57.2)	134.4	(55.7)	134.4
Loss on sale of assets (c)	-	-	6.6	-
Automotive separation and exit strategy costs (d)	0.3	3.0	2.5	4.1
Strategic reorganization costs (e)	0.9	0.4	3.1	5.9
Environmental charges (f)	-	0.4	3.6	0.4
Adjusted EBITDA	$39.3	$46.7	$102.1	$122.6

Net earnings (loss) per share attributable to Modine shareholders - diluted	$1.41	$(3.81)	$1.46	$(3.82)
Restructuring expenses (a)	0.04	0.02	0.05	0.12
Impairment charges (reversals) – net (b)	(1.01)	1.88	(0.94)	1.88
Loss on sale of assets (c)	-	-	0.13	-
Automotive separation and exit strategy costs (d)	0.01	0.04	0.05	0.06
Strategic reorganization costs (e)	0.02	0.01	0.06	0.10
Environmental charges (f)	-	0.01	0.07	0.01
Tax valuation allowances (g)	(0.16)	2.13	(0.22)	2.27
Adjusted earnings per share	$0.31	$0.28	$0.66	$0.62

(a)
Restructuring expenses primarily consist of employee severance expenses related to targeted headcount reductions and plant consolidation activities and equipment transfer costs. The tax benefit related to restructuring expenses during the third quarter of fiscal 2022 and fiscal 2021 was $0.2 million and $0.1 million, respectively. The tax benefit related to restructuring expenses during the first nine months of fiscal 2022 and fiscal 2021 was $0.3 million and $1.0 million, respectively.

(b)
The net impairment reversals during fiscal 2022 primarily relate to the Company's liquid-cooled automotive business within the Automotive segment. During the third quarter of fiscal 2022, the Company mutually agreed with Dana Incorporated to terminate an agreement for the sale of the liquid-cooled automotive business. The Company remeasured the previously impaired long-lived assets of the liquid-cooled automotive business to the lower of (i) carrying value, had held for sale classification never been met, or (ii) fair value. As a result, the Company recorded a $57.2 million impairment reversal during the third quarter of fiscal 2022. On a year-to-date basis, this impairment reversal was partially offset by net impairment charges related to assets held for sale. The tax charges related to the net impairment reversals during the third quarter and first nine months of fiscal 2022 were $4.3 million and $6.1 million, respectively. The fiscal 2021 impairment charges also primarily related to the liquid-cooled automotive business. Upon being classified as held for sale in the third quarter of fiscal 2021, the Company impaired the long-lived assets within the disposal group. The tax benefit related to the fiscal 2021 impairment charges was $37.7 million.

(c)
The Company's sale of its air-cooled automotive business closed on April 30, 2021. As a result of the sale, the Company recorded a $6.6 million loss on sale at Corporate during the first quarter of fiscal 2022. There was no tax impact associated with this transaction.

(d)
Automotive separation and exit strategy costs consist of costs directly associated with the Company's review of strategic alternatives for the liquid-cooled and air-cooled automotive businesses, including costs to separate and prepare the underlying businesses for sale. With the exception of $0.2 million and $0.5 million of costs in the first nine months of fiscal  2022 and fiscal 2021, respectively, associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses at Corporate and primarily related to accounting, legal, and IT professional services. The tax benefit related to these costs during the first nine months of fiscal 2022 and fiscal 2021 was $0 and $0.9 million, respectively.

(e)
Strategic reorganization costs, recorded as SG&A expenses at Corporate, primarily consist of severance-related expenses and professional service fees for recruiting key senior management positions and the Company’s implementation of its 80/20 strategy.  The fiscal 2022 costs include recruiting fees for new segment vice presidents and business unit general managers and severance-related expenses for the outgoing executives as part of the transition. The fiscal 2021 costs include severance and benefit-related expenses associated with Thomas A. Burke’s separation agreement and costs directly associated with the search for his successor. There was no tax benefit related to the fiscal 2022 costs. The tax benefit related to these costs in fiscal 2021 was $0.9 million.

(f)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to a previously-owned U.S. manufacturing facility.

(g)
During fiscal 2022, the Company reversed valuation allowances on deferred tax assets in Italy, China, and the Netherlands.  These reversals were partially offset by a valuation allowance established on other deferred tax assets in China. As a result, the Company recorded net income tax benefits totaling $8.2 million and $11.4 million during the three and nine months ended December 31, 2021, respectively. During fiscal 2021, the Company increased its valuation allowance on deferred tax assets in the U.S. and in foreign jurisdictions. As a result, the Company recorded income tax charges totaling $109.9 million and $116.5 million during the three and nine months ended December 31, 2020, respectively.

Modine Manufacturing Company
Segment adjusted financial results (unaudited)
(In millions)

	Three months ended December 31, 2021						Three months ended December 31, 2020
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total
Operating income (loss)	$14.4	$3.4	$10.3	$55.0	$(3.7)	$79.4	$14.9	$(0.7)	$12.8	$(124.9)	$(10.8)	$(108.7)
Depreciation and amortization expense	1.4	4.8	5.6	1.4	0.6	13.8	1.4	5.6	6.5	2.4	0.4	16.3
Restructuring expenses (a)	-	1.9	0.2	-	-	2.1	-	0.5	-	0.4	-	0.9
Impairment charges (reversals) – net (a)	-	-	-	(57.2)	-	(57.2)	-	-	-	134.4	-	134.4
Automotive separation and exit strategy costs (a)	-	-	-	-	0.3	0.3	-	-	-	-	3.0	3.0
Strategic reorganization costs (a)	-	-	-	-	0.9	0.9	-	-	-	-	0.4	0.4
Environmental charges (a)	-	-	-	-	-	-	-	-	0.4	-	-	0.4
Adjusted EBITDA	$15.8	$10.1	$16.1	$(0.8)	$(1.9)	$39.3	$16.3	$5.4	$19.7	$12.3	$(7.0)	$46.7

	Nine months ended December 31, 2021						Nine months ended December 31, 2020
	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total	Building HVAC Systems	Commercial and Industrial Solutions	Heavy Duty Equipment	Automotive	Corporate and eliminations	Total
Operating income (loss)	$30.1	$16.7	$25.0	$53.6	$(26.8)	$98.6	$35.6	$4.4	$23.6	$(120.7)	$(26.3)	$(83.4)
Depreciation and amortization expense	4.4	15.2	17.9	1.7	1.2	40.4	4.2	17.0	19.1	12.6	1.3	54.2
Restructuring expenses (a)	-	2.1	0.7	0.2	-	3.0	-	4.4	1.9	0.6	0.1	7.0
Impairment charges (reversals) – net (a)	-	0.3	-	(56.0)	-	(55.7)	-	-	-	134.4	-	134.4
Loss on sale of assets (a)	-	-	-	-	6.6	6.6	-	-	-	-	-	-
Automotive separation and exit strategy costs (a)	-	-	-	-	2.5	2.5	-	-	-	-	4.1	4.1
Strategic reorganization costs (a)	-	-	-	-	3.1	3.1	-	-	-	-	5.9	5.9
Environmental charges (a)	-	-	-	-	3.6	3.6	-	-	0.4	-	-	0.4
Adjusted EBITDA	$34.5	$34.3	$43.6	$(0.5)	$(9.8)	$102.1	$39.8	$25.8	$45.0	$26.9	$(14.9)	$122.6

(a)	See the Adjusted EBITDA reconciliation on the previous page for information on restructuring expenses and other adjustments.

Net debt (unaudited)
(In millions)

	December 31, 2021	March 31, 2021
Debt due within one year	$21.8	$23.3
Long-term debt	368.8	311.2
Total debt	390.6	334.5

Less: cash and cash equivalents	61.1	37.8
Net debt	$329.5	$296.7

Free cash flow (unaudited)
(In millions)

	Three months ended December 31,		Nine months ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$26.4	$59.2	$7.4	$146.5
Expenditures for property, plant and equipment	(10.3)	(9.1)	(30.7)	(23.7)
Free cash flow	$16.1	$50.1	$(23.3)	$122.8

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com